Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5250

AMETEK ANNOUNCES THIRD QUARTER 2015 RESULTS

— Delivers Record Quarterly Diluted Earnings per Share —

BERWYN, PA, OCTOBER 27, 2015 AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended September 30, 2015.

AMETEK reported third quarter 2015 sales of $1.0 billion, down 3% from last years third quarter. Operating income increased 3% to $237.6 million, operating margins were up 130 basis points to 23.8%, and diluted earnings per share increased 5% to a record $0.65 per diluted share from the third quarter 2014 adjusted results.

I am very pleased with AMETEKs solid performance in the third quarter. Although the global economic environment remains challenging, we continue to deliver strong improvements in our operating margins and diluted earnings per share through the execution of our Four Growth Strategies, noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Third quarter 2014 results exclude $13.7 million, or $0.05 per diluted share, in Zygo integration costs. A comparison of third quarter 2015 results to last years reported GAAP and adjusted results is included with the financial tables accompanying the release. All further references to 2014 results are on an adjusted basis.

Electronic Instruments Group (EIG)
In the third quarter of 2015, EIG sales were $598.5 million, down 5% versus $631.6 million in the previous years comparable quarter. Operating income was $162.5 million in the quarter, up slightly over last years third quarter, and operating margins were 27.2%, up 160 basis points over the prior year.

EIG had a good third quarter in this difficult growth environment. The lower sales were driven largely by currency headwinds. Despite the lower sales, operating margins were very strong, increasing 160 basis points driven by our Operational Excellence initiatives, added Mr. Hermance.

(Continued)

AMETEK ANNOUNCES THIRD QUARTER 2015 RESULTS

Electromechanical Group (EMG)
For the third quarter of 2015, EMG sales were $400.0 million, essentially flat with the third quarter 2014. Operating income increased 6% to $86.7 million and operating margins were 21.7%, up 120 basis points from 20.5% in last years third quarter.

EMG also had a good quarter. Strong core growth in our Aerospace businesses and the contribution from the Global Tubes acquisition were offset by foreign currency headwinds and weakness within our Engineered Materials, Interconnects and Packaging business. Operating margins were very strong as a result of our Operational Excellence initiatives, notes Mr. Hermance.

2015 Outlook
As a result of the increasingly sluggish global macro environment, we now expect 2015 sales to be down low single digits on a percentage basis versus 2014. Earnings for the year, excluding the first quarter realignment costs, are anticipated to be approximately $2.55 per diluted share, up 5% from last years adjusted diluted earnings per share, notes Mr. Hermance.

Fourth quarter sales are estimated to be down low single digits on a percentage basis from last years fourth quarter. We expect our diluted earnings per share to be approximately $0.63 in the fourth quarter, adds Mr. Hermance.

We remain confident in our ability to continue to deliver strong earnings due to our excellent portfolio of business, proven operational capabilities, on-going growth investments and a successful focus on strategic acquisitions, concluded Mr. Hermance.

(Continued)

AMETEK ANNOUNCES THIRD QUARTER 2015 RESULTS

Conference Call
The Company will webcast its Third Quarter 2015 investor conference call on Tuesday, October 27, 2015, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEKs expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEKs filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$998,527	$1,031,811	$2,986,312	$2,997,821

Operating expenses:
Cost of sales, excluding depreciation	631,790	677,739	1,901,680	1,933,554
Selling, general and administrative	112,116	119,205	335,702	345,146
Depreciation	17,006	16,724	50,044	47,619

Total operating expenses	760,912	813,668	2,287,426	2,326,319

Operating income	237,615	218,143	698,886	671,502
Other expenses:
Interest expense	(23,684)	(19,543)	(69,048)	(57,362)
Other, net	(2,325)	(8,639)	(6,298)	(16,842)

Income before income taxes	211,606	189,961	623,540	597,298
Provision for income taxes	55,208	48,150	169,522	164,838

Net income	$156,398	$141,811	$454,018	$432,460

Diluted earnings per share	$0.65	$0.57	$1.87	$1.75

Basic earnings per share	$0.65	$0.58	$1.89	$1.76

Weighted average common shares outstanding:
Diluted shares	241,238	247,643	242,552	247,425

Basic shares	239,959	245,439	240,801	245,184

Dividends per share	$0.09	$0.09	$0.27	$0.24

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales:
Electronic Instruments	$598,515	$631,569	$1,788,777	$1,777,252
Electromechanical	400,012	400,242	1,197,535	1,220,569

Consolidated net sales	$998,527	$1,031,811	$2,986,312	$2,997,821

Income:
Segment operating income:
Electronic Instruments	$162,530	$148,313	$477,740	$450,131
Electromechanical	86,671	82,001	257,929	258,014

Total segment operating income	249,201	230,314	735,669	708,145
Corporate administrative and other expenses	(11,586)	(12,171)	(36,783)	(36,643)

Consolidated operating income	$237,615	$218,143	$698,886	$671,502

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$328,034	$377,615
Receivables, net	610,019	585,462
Inventories, net	541,994	495,896
Other current assets	110,693	119,631

Total current assets	1,590,740	1,578,604

Property, plant and equipment, net	483,029	448,446
Goodwill	2,722,871	2,614,030
Other intangibles, investments and other assets	1,847,384	1,779,883

Total assets	$6,644,024	$6,420,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$295,259	$286,201
Accounts payable and accruals	630,218	649,943

Total current liabilities	925,477	936,144

Long-term debt	1,621,812	1,427,825
Deferred income taxes and other long-term liabilities	781,466	817,433
Stockholders’ equity	3,315,269	3,239,561

Total liabilities and stockholders’ equity	$6,644,024	$6,420,963

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
EIG Segment operating income (GAAP)	$162,530	$148,313	$477,740	$450,131
Realignment costs	—	—	9,251	—
Zygo integration costs	—	13,655	—	13,655

Adjusted EIG Segment operating income (Non-GAAP)	$162,530	$161,968	$486,991	$463,786

EMG Segment operating income (GAAP)	$86,671	$82,001	$257,929	$258,014
Realignment costs	—	—	6,534	—
Zygo integration costs	—	—	—	—

Adjusted EMG Segment operating income (Non-GAAP)	$86,671	$82,001	$264,463	$258,014

Operating income (GAAP)	$237,615	$218,143	$698,886	$671,502
Realignment costs	—	—	15,894	—
Zygo integration costs	—	13,655	—	13,655

Adjusted Operating income (Non-GAAP)	$237,615	$231,798	$714,780	$685,157

Net income (GAAP)	$156,398	$141,811	$454,018	$432,460
Realignment costs	—	—	10,808 (1)	—
Zygo integration costs	—	10,717 (2)	—	10,717 (2)

Adjusted Net income (Non-GAAP)	$156,398	$152,528	$464,826	$443,177

(1) Represents adjustments at 32.0% tax rate.
(2) Represents adjustments at 21.5% tax rate.

Diluted earnings per share (GAAP)	$0.65	$0.57	$1.87	$1.75
Realignment costs	—	—	0.05	—
Zygo integration costs	—	0.05	—	0.04

Adjusted Diluted earnings per share (Non-GAAP)	$0.65	$0.62	$1.92	$1.79

EIG Segment operating margin (GAAP)	27.2%	23.5%	26.7%	25.3%
Realignment costs	—	—	0.5	—
Zygo integration costs	—	2.1	—	0.8

Adjusted EIG Segment operating margin (Non-GAAP)	27.2%	25.6%	27.2%	26.1%

EMG Segment operating margin (GAAP)	21.7%	20.5%	21.5%	21.1%
Realignment costs	—	—	0.6	—
Zygo integration costs	—	—	—	—

Adjusted EMG Segment operating margin (Non-GAAP)	21.7%	20.5%	22.1%	21.1%

Operating income margin (GAAP)	23.8%	21.1%	23.4%	22.4%
Realignment costs	—	—	0.5	—
Zygo integration costs	—	1.4	—	0.5

Adjusted Operating income margin (Non-GAAP)	23.8%	22.5%	23.9%	22.9%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (GAAP) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEKs operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEKs commercial performance during the period and/or we believe are not indicative of AMETEKs ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.